                   ROBB PECK McCOOEY FINANCIAL SERVICES, INC.
                           20 BROAD STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10005



                                                              ____________, 2001


[Option Holder]


Dear ___________:

         Pursuant to Section 2.7(e) of the Agreement and Plan of Merger between LaBranche & Co Inc. ("LaBranche") and ROBB PECK McCOOEY Financial Services, Inc. ("RPM"), dated as of January 18, 2001 (the "Merger Agreement"), the outstanding and unexercised options to purchase shares of RPM Common Stock which you hold immediately prior to the Effective Time of the Merger (the "RPM Options") shall, subject to your consent set forth below, be assumed by LaBranche and shall be converted at the Effective Time into options to purchase shares of LaBranche Common Stock in accordance with the Merger Agreement and the terms set forth herein (the "LaBranche Options"). Capitalized terms which are used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

         In general, the terms and conditions of the LaBranche Options shall continue to be governed by the option agreement (as the same may have been previously amended) evidencing your RPM Options (the "Option Agreement"). However, the following terms shall apply to your LaBranche Options and shall amend and replace any inconsistent terms in the Option Agreement:

         1. The LaBranche Options shall be 100% vested and fully exercisable immediately following the Effective Time.

         2. The LaBranche Options shall expire at 5:00 p.m. New York, New York time on the earlier to occur of the following dates: (a) the 90th day following the date of your death, or (b) the 30th day following the date of the termination of your employment with LaBranche and its Subsidiaries for any other reason; provided that if you (or, in the case of (a), your representatives) are not permitted to exercise the LaBranche Options or sell the underlying securities during such period on account of any restriction imposed under any company policy of LaBranche or any other restriction imposed on you by LaBranche, such period shall be automatically extended by the number of days you were not permitted to exercise the LaBranche Options or sell the underlying securities because of such restriction.

         3. The aggregate exercise price of the LaBranche Options, which remains the same as that of the RPM Options, may be paid in one or more of the following forms: (i) cash, (ii) bank or certified check made payable to LaBranche, (iii) while the LaBranche Common Stock is publicly traded, through a cashless exercise procedure established and maintained by LaBranche in accordance with Regulation T of the Federal Reserve Board and other applicable law pursuant to which you shall concurrently provide irrevocable written instructions to: (a) a brokerage firm designated by LaBranche to effect the immediate sale of shares of LaBranche Common Stock and to remit to LaBranche, out of the sales proceeds available on the settlement date, sufficient funds to cover the aggregate price payable for the portion of the LaBranche Options being exercised, plus all applicable federal, state and local income and employment taxes required to be withheld by LaBranche by reason of such exercise, and (b) LaBranche to deliver directly to such brokerage firm the certificates for the shares of LaBranche Common Stock necessary to complete such sale, and (iv) pursuant to such other forms as may be permitted by LaBranche from time to time.

         4. The LaBranche Options shall not be subject to the put or call rights applicable to the RPM Options.

         5. If LaBranche requires that shares of LaBranche Common Stock be withheld from the exercise of your LaBranche Options in order to satisfy applicable federal, state and local withholding tax requirements, such withholding shall be at a rate that does not exceed the statutory minimum rate.

         6. Upon the effectiveness of a registration statement on Form S-8 with respect to the LaBranche Common Stock underlying the LaBranche Options and during the period of effectiveness of such registration statement, Section 6 of the Option Agreement shall not apply.

         7. After the Closing, all references to RPM in the Option Agreement shall be deemed references to LaBranche (or any successor or assign thereof).

         8. Section 5 of the Option Agreement shall not apply. In the event of a merger, consolidation, mandatory share exchange or other similar business combination of LaBranche with or into any other entity (a "Successor Entity") or any transaction in which another person or entity acquires all the issued and outstanding LaBranche

               Common Stock, or all or substantially all the assets of LaBranche, the LaBranche Options shall be assumed or an equivalent option shall be substituted by the Successor Entity or a parent or subsidiary of the Successor Entity.

         After the consummation of the Merger, LaBranche shall send you a written notice setting forth the number of shares of LaBranche Common Stock subject to your LaBranche Options.

         Please indicate your consent to the assumption and conversion of your RPM Options into LaBranche Options pursuant to the Merger Agreement and your agreement to the terms of this letter by countersigning in the space provided below.

                                      ROBB PECK McCOOEY FINANCIAL SERVICES, INC.



                                      By: ______________________________________
                                          Name:
                                          Title:


ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:



_____________________________